Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 2008 First Quarter Financial Results

•	First Quarter 2008 Product Sales Reflect 23% Growth Over Same Period in 2007

For Immediate Release

Contact:	Albert J. Pavucek, Jr.
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Wednesday, May 7, 2008 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, reported financial results for the quarter ended March 31, 2008. Product sales for the quarter ended March 31, 2008 increased 23% to $16.2 million, as compared to $13.2 million for the same period in 2007.

Sales growth for the reported period in 2008 was primarily attributable to increased sales of our VITOSS® FOAM and VITAGEL® product portfolios in the U.S. as we further develop our U.S. field sales network. Approximately 61% of our product sales during the quarters ended March 31, 2008 and 2007 were from products based upon our VITOSS FOAM platform co-developed with Kensey Nash Corporation. VITAGEL contributed approximately 26% of product sales for the quarter ended March 31, 2008, as compared to approximately 21% of our product sales during the corresponding period in 2007.

Gross profit for the quarters ended March 31, 2008 and 2007 was $10.4 million and $8.4 million, respectively. As a percentage of sales, gross profit was 64% for both quarters ended March 31, 2008 and 2007.

Operating expenses for the quarters ended March 31, 2008 and 2007 were $14.4 million and $11.7 million, respectively, representing a 23% increase in operating expenses, as compared to a 23% increase in both product sales and gross profit for the quarter. The increase in operating expenses for the quarter ended March 31, 2008 was primarily due to higher selling and marketing expenses, including salary and benefit costs incurred by expanding our field sales team to support the growth of U.S. product sales, as well as higher commissions paid in the U.S as a result of increased product sales in 2008. The number of our direct sales representatives increased from 70 at March 31, 2007 to 97 at March 31, 2008.

The operating loss for the quarter ended March 31, 2008 increased to $4.0 million from $3.2 million for the quarter ended March 31, 2007. The increase in operating loss for the quarter ended March 31, 2008, as compared to the corresponding period in 2007 primarily resulted from increased selling & marketing expenses, partly offset by increased product sales and gross profit.

The net loss for the quarter ended March 31, 2008 increased to $4.2 million from $2.9 million for the quarter ended March 31, 2007. The increase in the 2008 net loss primarily resulted from the increase in selling & marketing expenses, partly offset by increased gross profit. In addition, the quarter ended March 31, 2007 included a net gain of $0.4 million from the sale of the ENDOSKELETON product line and related assets. The net loss per common share for the quarters ended March 31, 2008 and 2007 was $0.06 and $0.05, respectively, based upon 75.8 million and 61.3 million shares of common stock outstanding.

Cash, cash equivalents, and investments were $41.4 million at March 31, 2008 in comparison to cash, cash equivalents and investments of $48.4 million at December 31, 2007. For the quarter ended March 31, 2008, the net cash and cash equivalents used in operating activities were $7.1 million, compared to $4.7 million for the quarter ended March 31, 2007. Net cash and cash equivalents used in operating activities for the quarter ended March 31, 2008 increased as compared with the quarter ended March 31, 2007 primarily due to: (i) an increase in the operating loss, and (ii) a decrease in accounts payable and accrued expenses.

Conference Call

Antony Koblish, President and Chief Executive Officer, and Albert J. Pavucek, Jr., Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern Time on Thursday, May 8, 2008 to review and discuss the first quarter 2008 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675. The conference identification number is 43786887. Participants should dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for one week beginning May 8, 2008, at 11:30 a.m. Eastern Time, and ending May 15, 2008, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 43786887.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation

Material technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals, Inc., and we continue to pursue similar relationships with other biomaterials companies.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory approval, demand and market acceptance of our products; the development of our sales network; and other aspects of our business; our ability to obtain FDA clearance for CORTOSS in the United States; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Other factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risks Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

Statements of Operations Data:

	Three Months Ended March 31,
	2008	% of Product Sales	2007	% of Product Sales
PRODUCT SALES	$16,164,282	100%	$13,150,686	100%
COST OF SALES	5,812,210	36%	4,709,089	36%

GROSS PROFIT	10,352,072	64%	8,441,597	64%

OPERATING EXPENSES:
General & administrative expenses	2,458,405	15%	2,471,407	19%
Selling & marketing expenses	10,208,375	63%	7,414,140	56%
Research & development expenses	1,703,609	11%	1,773,318	14%

Total operating expenses	14,370,389	89%	11,658,865	89%

OPERATING LOSS	(4,018,317)	(25%)	(3,217,268)	(24%)
GAIN ON SALE OF PRODUCT LINE AND RELATED ASSETS	—	—	372,375	3%
INTEREST EXPENSE	(688,199)	(4%)	(65,897)	(1%)
REVENUE INTEREST EXPENSE	—	—	(319,629)	(2%)
INTEREST INCOME	508,496	3%	286,051	2%

LOSS BEFORE INCOME TAX	(4,198,020)	(26%)	(2,944,368)	(22%)
INCOME TAX EXPENSE	(14,350)	—	—	—

NET LOSS	$(4,212,370)	(26%)	$(2,944,368)	(22%)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.06)		$(0.05)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	75,753,925		61,322,403

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information

Balance Sheet Data:

	(Unaudited) March 31, 2008	(Audited) December 31, 2007
Cash and cash equivalents	$9,149,257	$10,185,775
Short-term investments	29,725,987	38,222,113
Accounts receivable, net	8,385,843	8,437,917
Inventories	16,491,516	15,611,769
Other current assets	710,244	633,058

Total current assets	64,462,847	73,090,632
Long-term investments	2,519,355	—
Property and equipment, net	9,274,267	8,252,394
License Right Intangible	7,937,010	8,149,608
Other assets	771,382	724,504

Total assets	$84,964,861	$90,217,138

Current liabilities	$9,365,314	$11,281,583
Notes payable, net of debt discount	23,955,698	23,895,376
Other long term liabilities	217,346	510,762

Total liabilities	33,538,358	35,687,721
Total shareholders’ equity	51,426,503	54,529,417

	$84,964,861	$90,217,138

Cash Flow Data:

	Three Months Ended March 31,
	2008	2007
Net cash used in operating activities	$(7,126,094)	$(4,685,849)

Net cash provided by (used in) investing activities	$5,760,846	$(1,628,073)

Net cash provided by financing activities	$41,799	$38,176

Effect of exchange rate changes on cash and cash equivalents	$286,931	$25,324

Source: Orthovita, Inc.